EXHIBIT 99.1

Hollywood Entertainment Corporation Announces Development Related to Its Planned Merger

PORTLAND, OR, August 6, 2004 — Hollywood Entertainment Corporation (Nasdaq: HLYW), owner and operator of more than 1,950 Hollywood Video superstores, today announced that Leonard Green & Partners, L.P., an affiliate of Carso Holdings Corporation (“Holdings”) and its wholly owned subsidiary (the entities with which Hollywood entered into a merger agreement on March 29, 2004), has informed Hollywood that, due to industry and market conditions, Leonard Green & Partners believes that the financing condition to the consummation of the merger will not be satisfied.

Hollywood and the Special Committee of its Board of Directors are considering Hollywood’s alternatives to determine the course of action that would be in the best interests of Hollywood’s shareholders. There is no assurance that a merger with Holdings will be completed, or if completed, that it would be completed on terms that do not differ materially from those in the merger agreement.

Forward-Looking Statements

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the proposed transaction between Hollywood and an affiliate of Leonard Green & Partners and involving risks and uncertainties related to the occurrence of future events. These forward-looking statements are based on management’s current expectations, assumptions, estimates and projections about the current economic environment, the Company and its industry. Certain factors that could cause actual events not to occur as expressed in the forward-looking statement include, but are not limited to, (i) the failure to obtain the necessary shareholder approval or required financing in a timely manner or at all and (ii) satisfaction of various other closing conditions contained in the merger agreement. Other potential risks and uncertainties are discussed in Hollywood ‘s reports and other documents filed with the Securities and Exchange Commission from time to time. Hollywood assumes no obligation to update the forward-looking information. Such forward-looking statements are based upon many estimates and assumptions and are inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of the Company’s management. Inclusion of such forward-looking statements herein should not be regarded as a representation by Hollywood that the statements will prove to be correct.